SPACES.

Office Agreement

Agreement Date : August 20, 2020 **Confirmation No : 11196721**

Business Center Details

CA, Los Angeles - Spaces City National Plaza

Address
515 South Flow er Street
18th and 19th Floors
Los Angeles
California
90071
United States of America

Client Details

Company Name	Toga Limited
Contact Name	Alex Henderson
Address *	2575 McCabe Way Ste 100
Town/City *	Irvine
County/State/Province/Municipality *	California
Post Code *	92614
Country *	United States of Ame

Office Payment Details (exc. tax and exc. services)

Office Number	Price per Person per Day	Discount on Initial Term	Discounted Price per Person per Day	x People	Discounted Price per Office per Day
1968	$ 62.30	10 %	$ 56.07	1	$ 56.07

Total Average Monthly Price per Person per Month	**$ 1,682.10**
Total Monthly Price	**$ 1,682.10**

Service Provision :	**Start Date**	September 1, 2020	**End Date**	August 31, 2022

- Invoices/Fees are charged on a monthly basis w hich is calculated based on a 30-day month
- All agreements end on the last calendar day of the month.
- A refundable service retainer equivalent to 2 x monthly office fee w ill be payable.

Comments:

* Back to Work: Waive Activation Fee - Total Savings of $ 49.00
Customer is not required to pay the standard Activation fee for their office(s).

Terms and Conditions

We are Regus Management Group, LLC. This Agreement incorporates our terms of business set out on attached Terms and Conditions, attached House Rules and Service Price Guide (w here available) w hich you confirm you have read and understood. We both agree to comply w ith those terms and our obligations as set out in them. This agreement is binding from the agreement date and may not be terminated once it is made, except in accordance w ith its terms. Note that the Agreement does not come to an end automatically. See "Automatic Renew al" section of your terms and conditions for the notice terms if you w ish to end your agreement.

AGREEMENT TO ARBITRATE; CLASS ACTION WAIVER: Any dispute or claim relating in any w ay to this agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accord w ith its Commercial Arbitration Rules (available at w w w.adr.org), except that you or the Provider may assert claims in small claims court and the Client and the Provider may pursue court actions to remove you, or prevent your removal, from the Center if you do not leave w hen this agreement terminates. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement. The arbitrator shall not conduct arbitration as a class or representative action. The Client and the Provider acknow ledge that this agreement is a transaction in interstate commerce governed by the Federal Arbitration Act. The Client and the Provider agree to w aive any right to pursue any dispute relating to this agreement in any class, private attorney general, or other representative action.

☑ **I accept the terms and conditions**

PDF Dow nload the terms and conditions

PDF Dow nload the house rules

Confirm by typing your name in the box below

Name : Alexander Henderson on behalf of Toga Limited

I confirm these details are correct to the best of my knowledge

Signed on August 20, 2020

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